Exhibit 5.1

[LOGO]	VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

June 30, 2003

Enbridge Energy Partners, L.P.
1100 Louisiana Street, Suite 3300
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel for Enbridge Energy Partners, L.P., a Delaware limited partnership, (the "Partnership") with respect to the preparation of the accompanying Registration Statement on Form S-4 (the "Registration Statement"), being filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act") of the offers to exchange by the Partnership (the "Exchange Offers") of up to (i) $200,000,000 aggregate principal amount of its 4.75% Notes due 2013 (the "Outstanding 2013 Notes"), for a new series of notes bearing substantially identical terms and in like principal amount (the "Exchange 2013 Notes") and (ii) $200,000,000 aggregate principal amount of its 5.95% Notes due 2033 (the "Outstanding 2033 Notes" and together with the Outstanding 2013 Notes, the "Outstanding Notes"), for a new series of notes bearing substantially identical terms and in like principal amount (the "Exchange 2033 Notes" and together with the Exchange 2013 Notes, the "Exchange Notes"). The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of May 27, 2003 among the Partnership and SunTrust Bank, as Trustee, as supplemented by the First Supplemental Indenture, dated as of May 27, 2003 and as further supplemented by the Second Supplemental Indenture, dated May 27, 2003 (as so supplemented, the "Indenture"). The Exchange Offers will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

        In connection with this opinion, we have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

        Based on the foregoing, we are of the opinion that:

          (a)   When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Partnership enforceable against the Partnership in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.

          (b)   We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading "Material Federal Income Tax Consequences" are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the exchange of the Outstanding Notes for Exchange Notes.

        The opinions expressed herein are limited exclusively to the federal laws of the United States of America to the extent specifically referred to herein, the laws of the State of New York and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters" and "Material Federal Income Tax Consequences." By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                      Very truly yours,

                      /s/ Vinson & Elkins L.L.P.